Filed pursuant to Rule 433

Registration No.: 333-262475-02

***PRICING DETAILS*** $550mm Harley-Davidson Motorcycle Trust 2023-A (HDMOT 2023-A)

Joint-Leads : J.P. Morgan (struc), Mizuho, TD Securities

Co-Managers : Academy Securities, BBVA, BMO, BofA, Citi

TOTAL OFFERED

CL SZ($MM) SZ($MM) WAL MDY/FITCH P.WIN E.FNL L.FNL BENCH SPREAD YLD% CPN% $PX

A-1 101.000 95.950 0.26 P-1/F1+ 1-6 08/23 03/24 I-Curve +18 4.975 4.975 100.00000

A-2A 170.400 161.880 1.09 Aaa/AAA 6-21 11/24 06/26 I-Curve +53 5.382 5.32 99.99742

A-2B 50.000 47.500 1.09 Aaa/AAA 6-21 11/24 06/26 SOFR30A +53 100.00000

A-3 194.200 184.490 2.44 Aaa/AAA 21-40 06/26 12/27 I-Curve +73 5.108 5.05 99.98993

A-4 63.350 60.180 3.56 Aaa/AAA 40-44 10/26 06/30 I-Curve +90 5.024 4.97 99.99298

^ Transaction size based on offered bonds

Expected Settle : 02/23/23 Registration : SEC Registered

First Pay Date : 03/15/23 ERISA Eligible : Yes

Expected Ratings : Moody's, Fitch Pxing Speed : 1.40% ABS to 10% Clean-Up Call

Ticker : HDMOT 2023-A Min Denoms : $1k x $1k

Bill & Deliver : J.P. Morgan

Expected Pricing : PRICED Available Information:

CUSIPs : A-1 41285JAA6 * Prelim Prospectus : Attached

A-2A 41285JAB4 * Ratings FWP : Attached

A-2B 41285JAC2 * DealRoadshow.com : HDMOT23A

A-3 41285JAD0 * IntexNet/CDI : Separate Message

A-4 41285JAE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.